EXHIBIT 3.3

CERTIFICATE OF DESIGNATION, PREFERENCES,  AND RIGHTS OF
SERIES G PREFERRED STOCK OF GENESIS GROUP HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Secretary of GENESIS GROUP HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, as amended, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock as designated as Series G Preferred Stock as follows:

FIRST:  The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 500,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, and further authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of preferred stock not then allocated to any series into one or more and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND:  By unanimous written consent of the Board of Directors of the Corporation dated September 17, 2012, the Board of Directors adopted the following resolution designating 3,500 shares of the preferred stock as Series G Preferred Stock and fixing the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Series G Preferred Stock:

 RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby establishes a series of the Corporation’s preferred stock, designated Series G Preferred Stock, and hereby states the number of shares, and fixes the powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

Series G Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of 3,500 shares, as Series G Preferred Stock (the “Series G”) which shall have the following designations, rights and preferences:

1.   Dividends. The holders of the outstanding Series G shall be entitled to receive, out of funds legally available therefore, cumulative dividends at the annual rate of 12% of the Liquidation Preference Price per share of the Series G.  Such dividends shall be payable in cash or shares of the Corporation’s common stock, at the election of the Corporation, quarterly in arrears beginning September 30, 2012, but only in the event such dividends are declared by the Board of Directors.  Such dividends shall accrue on each such share commencing on the date of issue, and shall accrue from day to day, whether or not declared until paid, or until the earlier redemption or conversion of the Series G.  Such dividends shall be cumulative so that if such dividends in respect of any previous quarterly dividend period shall not have been paid on or declared and set apart for all shares of Series G at the time outstanding, the deficiency shall be declared and fully paid on or declared and set apart for such shares before the Corporation makes any distribution (as hereinafter defined) to the holders of Common Stock.  Accrued but unpaid dividends shall not bear interest.  “Distribution” in this Section means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation) or the purchase or redemption of shares of the Corporation for cash or property (except for an exchange of shares of the Corporation or shares acquired by the Corporation from employees pursuant to the terms of any employee incentive plan, agreement or arrangement) including any such transfer, purchase or redemption by a subsidiary of the Corporation.  The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Corporation acquires the shares in such exchange.  The Board of Directors may fix a record date for the determination of holders of Series G entitled to receive payment of a dividend declared thereon.

2.   Conversion. Each holder of Series G shall have the right to convert such Series G into the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) pursuant to the terms and conditions of this Section 2. The right to convert with respect to Earnout Shares (as defined in the Equity Purchase Agreement (as defined below)) shall begin upon the occurrence of a default by the Corporation on payment of the Earnout Payment (as defined in the Equity Purchase Agreement) as finally determined and continue until the Earnout Payment is paid in full (including by means of redemption or conversion of Series G pursuant to the terms hereof and of the Equity Purchase Agreement).  The total aggregate number of Earnout Shares that may be converted by any holder shall equal such holder’s pro rata share of a number of shares of Series G equal to (x) the amount of the Earnout Payment that is owed but has not been paid (or deemed paid by conversion or redemption) divided by (y) $1,000.  The right to convert with respect to Working Capital Shares (as defined in the Equity Purchase Agreement) shall begin upon the occurrence of a default by the Corporation on payment of the Net Working Capital Amount (as defined in the Equity Purchase Agreement) as finally determined and continue until the Net Working Capital Amount is paid in full (including by means of redemption or conversion of Series G pursuant to the terms hereof and of the Equity Purchase Agreement).  The total aggregate number of Working Capital Shares that may be converted by any holder shall equal such holder’s pro rata share of a number of shares of Series G equal to (x) the amount of the Net Working Capital Amount that is owed but has not been paid (or deemed paid by conversion or redemption) divided by (y) $1,000.  In addition to the foregoing limitations, no shares of Series G shall be convertible until after the date on which an S-1 Registration Statement of the Corporation covering the sale of shares by the Corporation (other than in Rule 145 transaction or in connection with an equity incentive plan) (the “IPO Registration Statement”) is declared effective by the U.S. Securities and Exchange Commission. The conversion price (the “Conversion Price”) shall be the lesser of (i) the last reported sale price (or if there is no reported last sale price, the last reported bid price) on the third trading day following the effective date of such S-1 Registration and (ii) the average last reported sale price (or, if there is no reported last sale price, the last reported bid price) for each of the three trading days prior to the date of the Conversion Notice (as defined below). The conversion shall be into such number of shares of Common Stock determined by dividing the Liquidation Preference Price of the Series G being converted by the Conversion Price.

a.   Mechanics of Conversion. The conversion of the shares of the Series G shall be conducted in the following manner:

i.   Holder’s Delivery Requirements. To convert shares of Series G into shares of Common Stock on any permitted date (the “Conversion Date”), the holder of such Series G shall (A) transmit by facsimile (or otherwise deliver) for receipt on or prior to 11:59 p.m., Eastern Standard Time on such date, a copy of a fully executed notice of conversion (the “Conversion Notice”) to the Corporation’s designated transfer agent (the “Transfer Agent”) with a copy thereto to the Corporation and (b) surrender to a common carrier for delivery to the Transfer Agent at such time the original certificates representing the shares of the Series G being converted (or a letter attesting to their loss, theft or destruction with respect to such shares in the case of their loss, theft or destruction in a form, and providing such indemnities, as shall be reasonably acceptable to the Corporation and the Transfer Agent) (the “Series G Certificate”), duly endorsed for transfer.

ii.         Corporation’s Response. Upon receipt by the Corporation of a copy of the Conversion Notice, the Corporation shall send, via facsimile, a confirmation of receipt of such Conversion Notice to the holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process the conversion of the shares of Series G identified in the Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Series G Certificate(s) to be converted pursuant to the Conversion Notice, the Transfer Agent shall as promptly as practicable in accordance with the Transfer Agent’s standard procedures, issue and surrender to a common carrier for delivery to the address specified in the Conversion Notice, a certificate registered in the name of the holder or its designee for the number of shares of Common Stock to which the holder shall be entitled upon such conversion. If the number of shares of Series G represented by the Series G Certificate(s) submitted for conversion is greater than the number of Series G being converted, then the Transfer Agent shall, as soon as practicable in accordance with the Transfer Agent’s standard procedures, issue and deliver to the holder a new Series G Certificate representing the number of such shares of Series G not converted.

iii.         Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series G shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

3.   Redemption. Redemption. The shares of Series G are redeemable as follows:  (a) beginning upon the occurrence of a default by the Corporation on payment of the Earnout Payment (as defined in the Equity Purchase Agreement) as finally determined, and continuing until the Earnout Payment is paid in full (including by means of redemption or conversion of Series G pursuant to the terms hereof and of the Equity Purchase Agreement), the holders of Series G shares may elect to redeem up to a number of shares of Series G that represent Earnout Shares (as defined in the Equity Purchase Agreement) calculated as (x) the amount of the Earnout Payment that is owed but has not been paid (or deemed paid by conversion or redemption) divided by (y) $1,000, and (b) beginning upon the occurrence of a default by the Corporation on payment of the Net Working Capital Amount (as defined in the Equity Purchase Agreement) as finally determined, and continuing until the Net Working Capital Amount is paid in full (including by means of redemption or conversion of Series G pursuant to the terms hereof and of the Equity Purchase Agreement), the holders of Series G shares may elect to redeem up to a number of shares of Series G that represent Working Capital Shares (as defined in the Equity Purchase Agreement) calculated as (x) the amount of the Net Working Capital Amount that is owed but has not been paid (or deemed paid by conversion or redemption) divided by (y) $1,000.  Any redemption pursuant to the previous clauses (a) or (b) shall be elected by written notice of the holders of a majority of then-outstanding shares of Series G (a “Redemption Notice”), and shall be effected on a pro rata basis among all holders of Series G. Any Redemption Notice shall state the number of shares of Series G to be redeemed in accordance with this Section and shall also state the date (which must be a business day) on which the holder of such Series G desires the shares to be redeemed, which date shall not be sooner than the date that is 20 days after the date of the Redemption Notice nor after the date that is 90 days after the date of the Redemption Notice, in either case without the consent of the Corporation.  The Corporation shall redeem the same by paying the Liquidation Preference Price (as hereinafter defined) per share of such Series G to be redeemed; provided, however, that if the Corporation is prohibited under the Delaware General Corporation Law or other applicable law from redeeming all of such shares of Series G for which redemption is required hereunder, then it shall first redeem such shares on a pro rata basis among the holders requesting redemption in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent that the Corporation is not so legally prohibited from doing so and shall redeem the remaining shares to be redeemed as soon as the Corporation is not so legally prohibited from doing so. On or before the date of redemption as specified in the Redemption Notice in accordance with this Section 3, the holder shall surrender to the Corporation his certificate for the shares of the Series G to be redeemed and the Corporation shall pay to such holder the redemption price therefor in immediately available funds. In the case of a partial redemption, the Corporation will instruct the Transfer Agent to issue a new certificate to the holder representing the balance of the unredeemed Series G shares represented by the surrendered certificate. In the event any shares of Series G shall be redeemed pursuant to this section, the shares so redeemed shall automatically be cancelled and returned to the status of authorized but unissued shares of preferred stock.

4.   Voting Rights. Except as otherwise expressly provided herein or as required by Delaware law, the holders of Series G shall not be entitled to voting rights, except that without the vote or written consent of holders of a majority of the outstanding shares of Series G, the Corporation will not (a) authorize or create any shares of any class or series of stock ranking senior to the Series G as to liquidation rights; (b) amend, alter or repeal by any means the Corporation’s Certificate of Incorporation (including any provision of this Certificate of Designation) if such amendment, alteration or repeal would adversely change the powers, preferences or special rights of the Series G; or (c) voluntarily impose any restriction on the Series G other than as required by applicable law. Upon conversion of shares of Series G by holders thereof into Common Stock of the Company, such holders (to the extent of such Common Stock) shall be entitled to voting rights pertaining to the Common Stock received upon such conversion.

5.   Liquidation, Dissolution, Winding-Up. Upon any Sale, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series G shall be entitled, after any distribution or payment is made upon any shares of capital stock of the Corporation having a liquidation preference senior to the Series G but before any distribution or payment is made upon any shares of Common Stock or other capital stock of the Corporation having a liquidation preference junior to the Series G and on a pari passu basis with any class or series of capital stock of the Corporation pari passu with the Series G as to liquidation preference, to be paid in cash the sum of $1000.00 per share, subject to appropriate adjustments for subdivisions or combinations of the outstanding shares of the Series G effected after the date hereof (the “Liquidation Preference Price”). If upon such Sale, liquidation, dissolution or winding up, the assets to be distributed among the holders of Series G and all other shares of capital stock of the Corporation having the same liquidation preference as the Series G shall be insufficient to permit payment to said holders of such amounts, then all of the assets of the Corporation then remaining shall be distributed ratably among the holders of Series G and such other capital stock of the Corporation having the same liquidation preference as the Series G, if any. Upon any Sale, liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after provision is made for holders of Series G and all other shares of capital stock of the Corporation having the same liquidation preference as the Series G, if any, then-outstanding as provided above, the holders of Common Stock and other capital stock of the Corporation having a liquidation preference junior to the Series G shall be entitled to receive ratably all remaining assets of the Corporation to be distributed. If assets other than cash are distributed pursuant to this Section 5, the valuation of such assets will be made by the Board of Directors acting in good faith.  For purposes hereof, “Sale” means (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) and pursuant to which the holders of the outstanding voting securities of the Corporation immediately prior to such merger or other form of corporate reorganization fail to hold equity securities representing a majority of the voting power of the Corporation or surviving entity immediately following such merger or other form of corporate reorganization or (ii) a sale of all or substantially all of the assets of the Corporation.  Holders of a majority of the then outstanding shares of Series G, voting together as a separate class, may by vote or written consent waive the treatment of any transaction as a “Sale”.

6.   Reservation of Common Stock. The Corporation will at all times that there are any shares of Series G outstanding reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series G, the maximum number of shares of Common Stock as then could be issuable upon the conversion of all then outstanding shares of the Series G. All shares of Common Stock which are issuable upon conversion of the Series G in accordance with this Certificate of Designation will, when so issued, be duly authorized, validly issued, fully paid and non-assessable. The Corporation will take all action that may be necessary to assure that all shares of Common Stock issuable upon such conversion may be so issued without violation of any law, regulation or agreement applicable to the Corporation.

7.   Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Series G. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series G by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If a fractional share of Common Stock would otherwise be issued upon conversion of a single share of Series G or, in the case of the conversion of multiple shares of Series G by the same holder, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors based on the last reported sale price of the Corporation’s Common Stock on the date of the Conversion Notice (or, if there is no such reported last sale price, the last reported bid price on such date).

8.   Registration Rights. Each holder of any shares of Common Stock issued upon conversion of Series G that have not been (i) sold to a broker, dealer or underwriter in a public distribution or public securities transaction or (ii) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Rule 144 thereunder (the “Registrable Securities”) shall have the following registration rights upon the terms and conditions set forth in this Section 8:

a.   Demand Rights. Holder of at least 40% of the Registrable Securities (together with all other shareholders joining in such demand as provided below, the “Initial Requesting Holders”), may at any time (but subject to any market stand-off agreement to which such holders are a party) make a written request to the Corporation that the Corporation file a registration statement under the Act covering the resale of all or any part of such holders’ Registrable Securities (a “Demand Registration”). Within 30 days after receipt of such request, the Corporation shall give written notice of such Demand Registration request (including therein the number of Registrable Securities included in such demand and the parties making such demand) to all other holders of Registrable Securities (the “Demand Notice”). Such other holders will have the right, by giving written notice to the Corporation within 30 days of the date of the Demand Notice, to participate in such Demand Registration and the number of such Holder’s Registrable Securities to be included therein. The Corporation shall use its commercially reasonable efforts to cause such registration statement to be filed with the Securities and Exchange Commission (“SEC”) as soon as reasonably practicable and shall include in such registration statement the Registrable Securities which the Corporation has been requested to register by the Initial Requesting Holders and any such other holders of Registrable Securities, and to cause such registration statement to become effective as soon as reasonably practicable.  Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to file more than two registration statements that become effective pursuant to this Section 8(a).

b.   Piggyback Rights. For so long as there are any Registrable Securities outstanding, each time the Corporation shall determine to file a registration statement under the Act (other than on Form S-4 or Form S-8 or another form not available for registering the Registrable Securities for sale to the public) in connection with the proposed offer and sale of any of its equity securities either for its own account or on behalf of any other security holder, the Corporation shall give prompt written notice of its determination to all holders of Registrable Securities (a “Piggyback Notice”). In the event a holder or holders, within 20 days after the receipt of the Piggyback Notice, notify the Corporation of their desire that some or all of their Registrable Securities be included in the registration statement, the Corporation shall include in the registration statement all such Registrable Securities, all to the extent requisite to permit the sale or other disposition by the holder(s) of the Registrable Securities to be so registered; provided, however, that the Corporation may at any time, in its sole discretion, withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of all other securities originally proposed to be registered; and provided further that in connection with the IPO Registration Statement, if the lead underwriter(s) determines that inclusion of any or all Registrable Securities in such registration statement is not advisable for the success of the offering, the Corporation shall not be obligated to include any Registrable Securities (up to all Registrable Securities) that such underwriter determines should not be included in the offering.

c.   Expenses. With respect to each Demand Registration or Piggyback Registration, the Corporation shall pay any expenses (excluding underwriting discounts and commissions and fees and expenses of counsel to the holders (other than as set forth below)) incurred in connection with registrations, filings or qualifications pursuant to this Section 8, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Corporation and the reasonable fees and expenses of one counsel for the selling holders up to an aggregate amount of $30,000; provided, however, that the Corporation shall not be required to pay for any expenses of any Demand Registration if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses pro rata based on the number of Registrable Shares included or to be included in such registration), unless the holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 8(a); provided, further, however, that if at the time of such withdrawal, such holders have learned of a material adverse change in the condition, business or prospects of the Corporation from that known to such holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Corporation of such material adverse change, then such holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 8(a)..

9.   No Preemptive Rights. No Series G Holder shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

10.         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation.

11.         Charges. The issuance of certificates representing Common Stock upon conversion of the Series G as hereinabove set forth shall be made without charge for any expense or issuance tax in respect thereof, provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of shares converted.

12.         Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

13.         Cancellation. The shares of Series G are subject to cancellation pursuant to the terms set forth in that certain Equity Purchase Agreement, dated as of September 17, 2012, by and among the Corporation, ADEX Corporation, ADEXCOMM Corporation, ADEX Puerto Rico LLC and the sellers party thereto (the “Equity Purchase Agreement”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Secretary as of this 17th day of September 2012.

GENESIS GROUP HOLDINGS, INC.

By:	/s/ Lawrence Sands
Name:	Lawrence Sands
Title:	Senior Vice President